Exhibit 5.1

David R. Birk

Senior Vice President &

General Counsel

                                                                                  November 21, 2012

Board of Directors

Avnet, Inc.

2211 South 47th Street

Phoenix, Arizona 85034

Re:	Avnet, Inc. — $350 million 4.875% Notes due 2022

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Assistant Secretary of Avnet, Inc., a New York corporation (the “Company”). This opinion letter is delivered in connection with the public offering of $350 million aggregate principal amount of the Company’s 4.875% Notes due 2022 (the “Securities”). The Securities are to be issued pursuant to an Indenture, dated as of June 22, 2010 (the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and an Officers’ Certificate setting forth the terms of the Securities. On November 20, 2012, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with the several underwriters listed in Schedule B thereto (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

I or attorneys under my supervision (with whom I have consulted) have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I or attorneys under my supervision (with whom I have consulted) have deemed necessary or appropriate in order to render this opinion.

In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and, as to parties other than the Company, the validity and binding

November 21, 2012

effect on such parties. As to any facts material to this opinion that I or attorneys under my supervision (with whom I have consulted) did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Securities have been duly authorized and executed by the Company, and that when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Securities will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, which laws govern the Indenture, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

This opinion is limited to the law of the State of New York and I express no opinion on the law of any other jurisdiction. I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-184871) relating to the Securities and other securities of the Company (the “Registration Statement”) through incorporation by reference of a current report on Form 8-K. I also consent to the reference to me under the caption “Validity of the Notes” in the prospectus supplement which forms a part of the Registration Statement. I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

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Very truly yours,

/s/ David Birk
David R. Birk
Senior Vice President, General Counsel and
Assistant Secretary